UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 2, 2006

Date of Report (Date of earliest event reported)

Macrovision Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22023	77-0156161
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2830 De La Cruz Boulevard

Santa Clara, California 95050

(Address of principal executive offices, including zip code)

(408) 562-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATION AND FINANCIAL CONDITION

As more fully discussed below in Item 4.02(a), on November 2, 2006, Macrovision Corporation (the “Company”) publicly announced during its third quarter 2006 earnings conference call that its unaudited interim financial statements for the first and second quarters of 2006 would be restated to make the necessary accounting adjustments. The relevant portion of the text of the third quarter earnings conference call relating to this announcement is included herein as Exhibit 99.1.

ITEM 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

(a) In the course of preparing its financial statements for the period ended September 30, 2006, Macrovision Corporation (the “Company”) identified deficiencies in its calculation of its stock-based compensation expense pursuant to SFAS 123R for the quarterly periods ended March 31, 2006 and June 30, 2006. Specifically, the Company identified that it had understated its equity-based compensation expense, before taxes, by $0.9 million in its Form 10-Q for the period ended March 31, 2006 and then it had overstated its equity-based compensation expense by $1.3 million in its Form 10-Q for the period ended June 30, 2006. As a result of these errors, the net impact on the six months ended June 30, 2006 was an overstatement of $0.5 million, before taxes.

The deficiencies related to the Company’s review of stock-based compensation expense calculations, which resulted in incorrect calculations of (i) expected forfeitures; (ii) the incremental value associated with the commencement of new offering periods associated with our employee stock purchase plan and (iii) the expected term assumptions used in calculating compensation associated with its employee stock purchase plan. Management has concluded that, in the aggregate, these deficiencies constituted a material weakness in internal control over financial reporting as of September 30, 2006. Accordingly, the Company will restate its previously issued financial statements for the quarters ended March 31, 2006 and June 30, 2006. As a result, the Company has determined that its previously issued financial statements in its Form 10-Q for the period ended March 31, 2006 and its Form 10-Q for the period ended June 30, 2006, as amended, should no longer be relied upon.

Adjustments to Form 10-Q for the period ended March 31, 2006. The effect of the adjustments on the statement of income for the quarter ended March 31, 2006 was an increase in cost of revenues – service fees of $0.1 million, an increase in research and development expense of $0.3 million, an increase in sales and marketing expense of $0.4 million, and an increase in general and administrative expense of $0.1 million. As a result of the additional equity-based compensation expense recorded, the Company recorded additional tax savings of $0.4 million. The impact of the restatement is a decrease in net income of $0.4 million for the quarter ended March 31, 2006 from amounts previously reported and a decrease in basic and diluted earnings per share by $0.01 for the quarter ended March 31, 2006 from amounts previously reported. The effect of the equity-based compensation adjustments on the balance sheet as of March 31, 2006 was an increase to deferred tax assets of $0.5 million, an increase to taxes payable of $0.1 million, an increase to additional-paid-in-capital of $0.9 million and a decrease of $0.4 million to retained earnings. There was no impact to reported operating, investing or financing cash flow activities for the three months ended March 31, 2006.

Adjustments to Form 10-Q for the period ended June 30, 2006. The effect of the adjustments on the statement of income for the three months ended June 30, 2006 was a decrease in cost of revenues – service fees of $0.1 million, a decrease in research and development expense of $0.5 million, a decrease in sales and marketing expense of $0.6 million, a decrease in general and administrative expense of $0.1 million and an increase in tax expense of $0.8 million. The effect of the adjustments on the statement of income for the six months ended June 30, 2006 was a decrease in cost of revenues – service fees of $0.1 million, a decrease in research and development expense of $0.2 million, a decrease in sales and marketing expense of $0.1 million, a decrease in general and administrative expense of $0.1 million and an increase in tax expense of $0.4 million. The impact of the restatement is an increase in net income of $0.5 million and $0.1 million, respectively, for the three and six months ended June 30, 2006 from amounts previously reported. The restatement increased reported basic and diluted earnings per share by $0.01 for the three months ended June 30, 2006 and increased reported diluted earnings per share by $0.01 for the six months ended June 30, 2006. The effect of the adjustments on the balance sheet as of June 30, 2006 was an increase to taxes payable of $0.4 million, a decrease to additional-paid-in-capital of $0.5 million and an increase of $0.1 million to retained earnings. There was no impact to reported operating, investing or financing cash flow activities for the three and six months ended June 30, 2006.

The decision to restate prior financial statements was made by the Audit Committee of the Board of Directors, upon the recommendation of management, on November 2, 2006. The Audit Committee has discussed with KPMG LLP, the Company’s independent registered public accountants, the matters disclosed in this Current Report on Form 8-K, including the restatement and the underlying issues associated therewith. The Company expects to file its restated financial statements with its amended first and second quarter 2006 Form 10-Q’s reflecting the adjustments prior to filing its third quarter 2006 Form 10-Q, which we expect to file on or before the required filing date.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

	99.1	Excerpt from Text of Earnings Call, November 2, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Macrovision Corporation
(Registrant)

Date: November 7, 2006	By:	/s/ Stephen Yu
Stephen Yu
EVP and General Counsel

EXHIBIT INDEX

99.1      Excerpt from Text of Earnings Call, November 2, 2006